EXHIBIT 99.2

PIONEER NATURAL RESOURCES COMPANY

Unaudited Selected Quarterly Financial Results

	Quarter
	First	Second	Third	Fourth
	(in thousands, except per share data)
Year Ended December 31, 2013:
Oil and gas revenues:
As reported	$787,855	$845,136	$908,757	$809,939
Adjustment for discontinued operations	(59,354)	(63,938)	(72,699)	—
As Adjusted	$728,501	$781,198	$836,058	$809,939
Total revenues and other income: (a)
As reported	$831,587	$1,181,727	$826,822	$970,783
Adjustment for derivative losses, net	(42,243)	—	—	—
Adjustment for sales of purchased oil and gas (b)	55,905	56,076	82,238	—
Adjustment for discontinued operations	(78,936)	(78,589)	(85,860)	—
As Adjusted	$766,313	$1,159,214	$823,200	$970,783
Total costs and expenses: (c)
As reported	$663,058	$638,224	$670,042	$2,328,355
Adjustment for derivative losses, net	(42,243)	—	—	—
Adjustment for purchased oil and gas (b)	55,727	54,984	85,424	—
Adjustment to other expense (b)	178	1,092	(3,186)	—
Adjustment for discontinued operations	(53,222)	(58,621)	(58,583)	—
As Adjusted	$623,498	$635,679	$693,697	2,328,355
Net income (loss)	$108,735	$351,474	$98,547	$(1,358,305)
Net income (loss) attributable to common stockholders	$100,663	$337,263	$91,125	$(1,367,465)
Net income (loss) attributable to common stockholders per share:
Basic	$0.77	$2.42	$0.65	$(9.82)
Diluted	$0.75	$2.40	$0.65	$(9.82)
Year Ended December 31, 2012:
Oil and gas revenues:
As reported	$718,956	$641,737	$716,327	$734,640
Adjustment for discontinued operations	(54,908)	(61,719)	(59,461)	(60,261)
As Adjusted	$664,048	$580,018	$656,866	$674,379
Total revenues and other income: (a)
As reported	$784,460	$917,975	$615,437	$818,686
Adjustment for derivative gains, net	91,750	—	—	—
Adjustment for sales of purchased oil and gas (b)	20,052	20,095	29,891	52,055
Adjustment for discontinued operations	(66,753)	(61,719)	(75,630)	(73,778)
As Adjusted	$829,509	$876,351	$569,698	$796,963
Total costs and expenses:
As reported	$456,494	$1,014,615	$615,419	$769,973
Adjustment for derivative gains, net	91,750	—	—	—
Adjustment for purchased oil and gas (b)	19,168	20,294	29,687	51,259
Adjustment to other expense (b)	884	(199)	204	796
Adjustment for discontinued operations	(71,473)	(507,161)	(44,693)	(212,016)
As Adjusted	$496,823	$527,549	$600,617	$610,012
Net income (loss)	$220,958	$(39,537)	$21,699	$39,702
Net income (loss) attributable to common stockholders	$214,619	$(70,392)	$19,224	$28,834
Net income (loss) attributable to common stockholders per share:
Basic	$1.73	$(0.57)	$0.15	$0.23
Diluted	$1.68	$(0.57)	$0.15	$0.22
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(a)
The Company's total revenues and other income include net derivative gains of $144.4 million and $4.3 million during the second and fourth quarters of 2013, respectively, and net derivative losses of $42.2 million and $102.5 million during the first and third quarters of

2013, respectively. During 2012, the Company's total revenues included net derivative gains of $91.8 million, $275.8 million and $86.7 million during the first, second and fourth quarters, respectively, and net derivative losses of $124.0 million during the third quarter.

(b)
Includes the revision of net margins on purchases and sales of third-party oil and gas from other expense to gross sales of purchased oil and gas and costs of purchased oil and gas. Revenues and costs from the purchase and sale transactions are presented on a gross basis as the Company acts as a principal in the transactions by assuming the risks and rewards of ownership, including credit risk, of the oil and gas purchased and assumes responsibility for the delivery of the oil and gas volumes sold.

(c)
During the fourth quarter of 2013, the Company's total costs and expenses include (i) charges of $1.5 billion to impair the carrying value of proved gas properties in the Raton field and (ii) charges of $48.7 million to impair the carrying value of excess materials inventory and other property and equipment held for sale.